Exhibit 99.d(1)(b)

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
between
THE VICTORY PORTFOLIOS
and
VICTORY CAPITAL MANAGEMENT INC.
(formerly Key Asset Management Inc.) (the “Adviser”)
Dated March 1, 1997

Name of Fund	Fee*	Last Approved	Must Be Approved By

1. Balanced Fund	0.60% on the first $400 million, 0.55% on the next $400 million and 0.50% on assets in excess of $800 million	December 1, 2011	December 31, 2012

2. Core Bond Index Fund	0.50% on the first $400 million, 0.45% on the next $400 million and 0.40% on assets in excess of $800 million	December 1, 2011	December 31, 2012

3. Diversified Stock Fund	0.65% on the first $800 million, 0.60% on the next $1.6 billion and 0.55% on assets in excess of $2.4 billion	December 1, 2011	December 31, 2012

4. Federal Money Market Fund	0.25% on the first $1.5 billion, 0.20% on the next $1.5 billion and 0.15% on assets in excess of $3 billion	December 1, 2011	December 31, 2012

5. Financial Reserves Fund	0.50%	December 1, 2011	December 31, 2012

6. Fund for Income	0.50% on the first $400 million, 0.45% on the next $400 million and 0.40% on assets in excess of $800 million	December 1, 2011	December 31, 2012

7. Global Equity Fund	0.80% on the first $2.5 billion, 0.75% on the next $2.5 billion and 0.70% on assets in excess of $5 billion	December 1, 2011	December 31, 2012

*Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.

Name of Fund	Fee*	Last Approved	Must Be Approved By

18. Stock Index Fund	0.25% on the first $400 million, 0.20% on the next $400 million, and 0.15% on assets in excess of $800 million	December 1, 2011	December 31, 2012

19. Tax-Free Money Market Fund	0.35% on the first $600 million, 0.30% on the next $600 million and 0.25% on assets in excess of $1.2 billion	December 1, 2011	December 31, 2012

20. Value Fund	0.75% on the first $400 million, 0.65% on the next $400 million, and 0.60% on assets in excess of $800 million	December 1, 2011	December 31, 2012

Current as of December 1 2011

THE VICTORY PORTFOLIOS

By:	/s/ Christopher K. Dyer
Christopher K. Dyer
Secretary

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael Policarpo II
Michael Policarpo II
Senior Managing Director